EXECUTION VERSION

DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is made effective as of 1st day of January, 2021 (the “Effective Date”) among Arron K. Sutherland (“Executive”), ICCH Holdings, Inc., a Pennsylvania corporation (“ICC Holdings”), and Illinois Casualty Company, an Illinois insurance company and a  wholly owned subsidiary of ICC Holdings (the “Company”).  For purposes of this Agreement, ICC Holdings and the Company may sometimes be collectively referred to as “Employer”.

WHEREAS, the Executive is employed by the Company and has been for fourteen (14) years, during which time the Executive has performed valuable services for the Company; and

WHEREAS, the Executive currently serves as President/CEO of the Company, and the Company wishes to benefit from the Executive’s continued loyalty, service, and counsel in years to come, to the continued profit of the Company.

NOW, THEREFORE, in order to reward and encourage such continued loyal and valuable service, and to assist the Executive in adequately planning for the financial demands of retirement, and to provide also for the Executive’s family security in the event of disability or death, the parties agree as follows:

ARTICLE I

A.Vesting of Benefit. Upon the Executive’s 62nd birthday,  the Executive shall be considered to be fully “Vested” in the amount payable to or on behalf of Executive under this Agreement.

B.Death of Executive. If the Executive continues employment with the Company as a full time employee and the Executive dies prior to the first day of the month following the month of the Executive’s 62nd birthday,  the Company shall pay monthly installments of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,667.67) for a continuous period of one hundred twenty (120) months to the Executive’s beneficiary or beneficiaries listed on the attached Exhibit  A.

C.Separation from Service.

1.If the Executive continues employment with the Company as a full time employee until the Executive is fully Vested, the Company shall pay to the Executive monthly installments of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,667.67) beginning in the month following the month of the Executive’s separation from service for a continuous period of one hundred twenty (120) months. In the event the Executive should die after the Executive’s before receiving the full one hundred twenty (120) monthly installments, the remaining payments shall be paid by the Company, as they fall due, to the Executive’s beneficiary or beneficiaries listed on the attached Exhibit  A.

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2.Subject to Article II below, if the Executive’s separation from service with the Company occurs prior to the Executive is fully Vested, the Company shall pay to the Executive the following amounts:

a.If the Executive’s separation of service occurs prior to November 20,  2022,  then beginning in the first month after the first day of the month following the month of the Executive’s 62nd birthday, the Company shall pay monthly installments of Four Thousand One Hundred Sixty-Six and 67/100 Dollars ($4,166.67) to the Executive for a continuous period of one hundred twenty (120) months.

b.If the Executive’s separation of service occurs after November 21, 2022 and prior to November 20, 2027, then beginning in the first month after the first day of the month following the month of the Executive’s 62nd birthday, the Company shall pay monthly installments of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) to the Executive for a continuous period of one hundred twenty (120) months.

c.If the Executive’s separation of service occurs after the November 21, 2027 and prior to September 20, 2030, then beginning in the first month after the first day of the month following the month of the Executive’s 62nd birthday, the Company shall pay monthly installments of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) to the Executive for a continuous period of one hundred twenty (120) months.

D.Reimbursement to the Executive for Incremental Income Taxes Paid by the Executive. It is contemplated that when the Executive separates from service, the Executive will incur additional employment taxes (the “Additional Employment Taxes”), currently at approximately 1.45%, as a result of the Executive benefit becoming ascertainable. The Company agrees that upon Executive’s separation from service, the Company will “gross up” the Executive’s salary to cover the Executive’s Additional Employment Taxes resulting the Executive benefit becoming ascertainable.

E.No Other Payments. The Company shall make no payments to the Executive under this Agreement other than those specified in paragraphs A through D of this Article I.

ARTICLE II

A.Forfeiture of Benefits. Notwithstanding anything to the contrary contained in Article I of this Agreement, the Executive shall forfeit all rights to any and all benefits to be paid to the Executive under this Agreement if:

1.Suicide.  The Executive dies by suicide within two years after the execution of this Agreement.

2.Termination. Prior to the Executive’s 62nd birthday, the Company terminates the Executive’s employment for “Cause” under the terms of the written Employment Agreement dated October 5, 2016 by and between the Company and the Executive (the “Employment Agreement), a copy of which is attached hereto as Exhibit B.

B.Leave of Absence. The Company may, in its sole discretion, permit the Executive to take a leave of absence (a “Leave of Absence”) for a period not to exceed one (1)

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year. During the Leave of Absence, the Executive will be deemed an employee of the Company for all purposes of this Agreement.

C.No Acceleration of Benefits. The benefits provided for under Article I. of this Agreement may not be accelerated and paid at an earlier time than specified in Article I., neither at the option of the Executive nor in the discretion of the Company or any other person.

ARTICLE III

A.Assignment of Benefits.  Except to the extent that this provision may be contrary to law, no assignment, pledge, hypothecation, collateralization, lien or attachment of any of the benefits payable pursuant to the provisions of this Agreement shall be valid or recognized by the Company. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Executive or any beneficiary, nor shall the Executive or any beneficiary have the right to transfer, modify, anticipate, or in any way encumber any rights or benefits under this Agreement.

B.Amendment.   During the lifetime of the Executive, this Agreement may be altered, amended, or revoked at any time in whole or in part by written agreement of the parties. Notwithstanding the foregoing, no alteration, amendment or revocation of this Agreement may be made in a manner that would cause the benefits payable hereunder to be accelerated or to be deferred in a manner that would cause this Agreement not to be in compliance with Internal Revenue Code (“IRC”) §409A.

C.Designation of Beneficiary.  In the event of the Executive's death, any installments provided for in Article I.C. of this Agreement, or any payments due under the terms of Article I.B. of this Agreement, shall be paid to the beneficiary or beneficiaries listed on the attached Exhibit  A.  The beneficiary or beneficiaries listed on the attached Exhibit  A may be changed at any time by the Executive, with the agreement of the Company by a written amended Exhibit  A signed by the parties to this Agreement.

D.Unsecured Promise.  The provisions of this Agreement represent the unsecured promises of the Company. The Executive understands and acknowledges that the benefits herein are not secured by any rights to specific assets of the Company.

E.Employee Retirement Income Security Act (“ERISA”).  For purposes of Title I of ERISA, the arrangement described in this Agreement is an unfunded excess benefit plan for a select highly compensated employee. The plan fiduciary is the secretary (the “Secretary”) of the Company.  Any claim under the plan should be filed in writing with the Secretary, and the Secretary shall respond to such claim in writing, in plain understandable language, making detailed and specific reference to material facts and to the terms of this Agreement, and explaining how and when benefits will be paid, or why they will not be paid, and outlining timely and reasonable procedures for appeal. If a claim under the plan is denied, notice of such denial shall be provided within ninety (90) days or less following the receipt of a claim by the Secretary.

F.Internal Revenue Code (“IRC”).  For purposes of the Internal Revenue Code, this Agreement has been drafted to comply with and to be governed by IRC §409A and the regulations thereunder. The Company shall administer this Agreement with the intent to comply with IRC §409A, as interpreted in accordance with the regulations thereunder.

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G.Binding on Heirs, etc.  This Agreement is solely between the Company and the Executive and shall be binding upon the parties to this Agreement, their heirs, assigns, successors, executors and administrators.

H.Governing Law.  This Agreement and all distributions under it shall be governed by the laws of the State of Illinois.

I.Severability.  If any portion of this Agreement is held to be invalid or otherwise not enforceable, the remainder shall have force and effect to the full extent permitted by law.

J.Entire Agreement and Termination of Previous Deferred Compensation Agreement.  This Agreement represents the final and entire agreement between the parties, and supersedes all prior or contemporaneous agreements, express or implied, written or unwritten, including that certain Deferred Compensation Agreement by and between Illinois Casualty Company, a Mutual Insurance Company and the Executive effective as of November 20, 2012.

K.Arbitration; Legal Fees. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in Rock Island, Illinois, under the rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

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IN WITNESS WHEREOF, the parties have executed this Agreement at Rock Island, Illinois, on the 18th day of March,  2021, effective as of the Effective Date identified above.

ICC HOLDINGS:

ICC Holdings, Inc.

By: /s/ Julia B. Suiter_

Name: Julia B. Suiter_

Title: Chief Legal Officer

THE COMPANY:

Illinois Casualty Company

By: /s/ Julia B. Suiter_

Name: Julia B. Suiter_

Title: Chief Legal Officer

EXECUTIVE:

/s/ Arron K. Sutherland

Arron K. Sutherland

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Exhibit  A

Beneficiaries

Name of Beneficiary or Beneficiaries:

Arron K. Sutherland Revocable Trust dated May 23, 2013

Executed effective as of March 18,  2021

/s/ Arron K. Sutherland

Arron K. Sutherland

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Exhibit B

Employment Agreement

See attached Employment Agreement.

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